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                                                                    EXHIBIT 11.2

                        CAPSTAR BROADCASTING CORPORATION

            STATEMENT RE COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                          THREE MONTHS ENDED
                                                       YEAR ENDED             MARCH 31,
                                                      DECEMBER 31,    --------------------------
                                                          1997           1997           1998
                                                      ------------    -----------    -----------
Computation for statement of earnings:
  Pro forma net loss attributable to common stock...  $  (100,776)    $   (23,827)   $   (45,471)
                                                      ===========     ===========    ===========
Computation for pro forma weighted average common
  shares outstanding(1):
  Weighted average common shares outstanding(2).....   46,130,912      46,130,912     46,130,912
  Incremental common shares applicable to common
     stock options and warrants based on the
     estimated fair value of the stock..............           --              --             --
  Incremental common shares applicable to
     acquisitions and the Other Equity
     transactions...................................      530,958         530,958        530,958
  Incremental common shares applicable to shares
     issued in connection with the Offering.........   31,000,000      31,000,000     31,000,000
                                                      -----------     -----------    -----------
  Pro forma weighted average common shares..........   77,661,870      77,661,870     77,661,870
                                                      ===========     ===========    ===========
  Pro forma basic and diluted loss per common
     share..........................................  $     (1.30)    $     (0.31)   $     (0.59)
                                                      ===========     ===========    ===========
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(1) Pro forma earnings per share of common stock is based on the weighted average number of shares of common stock equivalents outstanding during the period as adjusted for the one for ten reverse stock split.



(2) Weighted average common shares outstanding is based upon the common shares outstanding as of March 31, 1998. As the common stock was issued within the past year in connection with certain transactions, it has been reported as outstanding for all periods.